EXHIBIT 99

                               NASDAQ SYMBOL: LASE

                   LASERSIGHT APPOINTS CHIEF OPERATING OFFICER
                   -------------------------------------------

St.Louis, MO--September 6, 1996...LaserSight Incorporated (NASDAQ:LASE)announced today the appointment of Richard L. Stensrud to the newly-created position of chief operating officer.

Michael R. Farris, president and chief executive officer of LaserSight said, "The appointment of Mr. Stensrud as chief operating officer will provide operational oversight for all of LaserSight's subsidiaries. This will allow me to focus a greater portion of my time and attention on the implementation of our strategic plan. Having spent the last several months establishing sound operating principles for LaserSight Technologies, I will now be able to direct more resources toward securing managed care contracts, acquiring practices, and looking for strategic opportunities as we build a company focused exclusively on total vision care."

Mr. Stensrud has over 30 years of experience in health care and has been a director on the LaserSight Board since June 1995. Mr. Stensrud currently operates a consulting firm serving companies in the health care industry. He has held senior-level management positions at St. Louis University Medical Center and, representing his consulting firm, acted as a turnaround executive for institutions such as Edgewater Hospital in Chicago and St. Catherine's Hospital in Kenosha, Wisconsin.

At St. Louis University Medical Center, Mr. Stensrud served for over 20 years in various capacities rising to the rank of chief executive officer. During his first two years as chief executive of St. Louis University Medical Center, he turned around several years of annual deficits at the University Hospital. Mr. Stensrud was an innovator in the development of a system for managing resource consumption in health care, which systems have been utilized in hospitals throughout the country. Mr. Stensrud spearheaded the group which acquired control of a languishing health maintenance organization which grew in membership to over 100,000 covered lives.

In addition to his continuing service on LaserSight's Board, Mr. Stensrud serves on the board of directors for Horizon Medical, Inc. of Santa Ana, California; and ADA Enterprises, Inc. of Northwood, Iowa. He earned his fellowship in the American College of Health Care Executives and is a member of the Medical Group Management Association. Mr. Stensrud earned his MBA from George Washington University in Washington, D.C.

LaserSight Incorporated is a holding company with four operating subsidiaries engaged in the business of laser manufacturing and international sales, third-party managed vision care administration, ophthalmic practice management, and health and vision care consulting services.

For additional information please contact:  Marti Benfield
                                            Investor Relations
                                            (314) 469-3220